Exhibit 10.25

THIRD LEASE EXTENSION AND GUARANTY

WHEREAS, on or about September 7, 2001, Fox and Fields, a general partnership (hereinafter “Fox and Fields”), and Duet GP, dba Pressplay, entered into a lease (hereinafter the “Lease”) respecting the premises located at 9044 Melrose Avenue, West Hollywood, California.; and

WHEREAS, on or about May 19, 2003, Duet GP was converted into Duet, LLC, and Duet, LLC was renamed Napster, LLC, and Napster, LLC was sold to Roxio, Inc.; and

WHEREAS, Roxio, Inc. changed its name to Napster, Inc., and

WHEREAS, on or about January 5, 2005, Napster, LLC and Fox and Fields entered into a Lease Extension, which Lease Extension was guaranteed by Napster, Inc., and which extended the term of the Lease to April 30, 2007; and

WHEREAS, on or about November 8, 2006, Napster, LLC. and Fox and Fields entered into a Lease Extension which Lease Extension was guaranteed by Napster, Inc. and which extended the terra of the Lease to October 31, 2008; and

WHEREAS, Napster, LLC now wishes to extend its tenancy under the terms of the Lease for an additional 36 months, beginning November 1, 2008 and ending October 31, 2011; and

WHEREAS, Napster, Inc. agrees to enter into another guaranty, as of the date hereof, as guarantor of the obligations of Napster, LLC under the Lease and this Third Lease Extension;

NOW THEREFORE, Fox and Fields and Napster, LLC hereby agree to extend the term of the Lease for a term of an additional thirty six (36) months, beginning November 1, 2008, and ending October 31, 2011. All other terms of the Lease as amended and extended shall remain in full force and effect and shall not be amended hereby except as follows:

1) The base rental rate shall be as follows:

$53,750.00 per month commencing November 1, 2008 and continuing until October 31, 2009. On November 1, 2009, the base rental shall increase 4% from the base rental for the previous 12 month period. On November 1, 2010, the base rental shall increase 4% from the base rental for the previous 12 month period.

2) Napster, LLC shall have the subleasing and assignment rights as set forth in the Lease and the addenda thereto, and it is agreed that any profits derived from any subleasing or assignment shall be paid to Fox and Fields.

3) Fox and Fields shall inform Napster, LLC of the date that the property located at 9026 Melrose will be available for rental, and Napster shall have the right of first negotiation to lease such property, and, if the parties cannot initially come to terms within a period often business days, Napster shall have a right of last refusal within three business days after communication to Napster to match any subsequent offer received for such property.

4) Napster, LLC agrees to permit Fox and Fields’ designated valet service to park cars in the Napster parking lot in the evenings. Set-up is permitted to take place in the Napster parking lot no earlier than 7 pm. In no event shall such parking interfere with Napster’s course of business or Napster’s employees in any way, and Napster employees shall be given parking priority at all times.

5) Fox and Fields agrees to repair and/or replace the existing HVAC system at 9044 Melrose if deemed necessary by a mutually agreed-upon licensed HVAC contractor.

This Third Lease Extension is dated April 11, 2008.

Napster, LLC		Fox and Fields, a general partnership

By	/s/ Wm. Christopher Gorog	By	/s/ Robert J. Fox
	Wm. Christopher Gorog, CEO		Robert J. Fox, partner

GUARANTY OF NAPSTER, INC.

Napster, Inc. hereby guarantees the obligations of Napster, LLC under the Lease, as amended and extended, pursuant to the terms of that certain Guaranty of Lease dated as of September 26, 2001 by Universal Music Group, Inc. and Sony Music Entertainment, Inc. to Fox and Fields, as if Napster, Inc. was originally a party thereto.

Napster, Inc.

Dated: April 11,2008	By	/s/ Wm. Christopher Gorog
Wm. Christopher Gorog, CEO